Exhibit 99.1

Crypto.com and Trump Media and Technology Group to Realign Integration Partnership to Marketing Agreement

August 7, 2026 – Crypto.com and Trump Media & Technology Group Corp. (NASDAQ, NYSE Texas: DJT) (“Trump Media”) today jointly announced changes to their previously announced prediction market integration.

Rather than develop a direct prediction market integration on Truth Social, the companies will pivot to a marketing agreement under which Crypto.com’s prediction markets experiences will be marketed to the Truth Social user base.

“Our strategic focus is to drive revenue across Truth Social, continue to build our global media business, and close the merger with TAE," said Kevin McGurn, Interim CEO of TMTG. "This marketing agreement better aligns with our priorities and will put Crypto.com's prediction market experiences in front of a highly engaged digital audience."

About Crypto.com

Founded in 2016, Crypto.com is trusted by millions of users worldwide and is the industry leader in regulatory compliance, security and privacy. Our vision is simple: Cryptocurrency in Every Wallet™. Crypto.com is committed to accelerating the adoption of cryptocurrency through innovation and development of new use cases including prediction markets and tokenized RWAs.

Learn more at https://crypto.com.

About Trump Media & Technology Group

The mission of TMTG is to end Big Tech's assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations; Truth+, a TV streaming platform focusing on family friendly live TV channels and on-demand content; and Truth.Fi, a financial services and FinTech brand incorporating America First investment vehicles.

Media Contact

Crypto.com

press@crypto.com

Trump Media & Technology Group

press@tmtgcorp.com